Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

DRIL-QUIP, INC.

Dril-Quip, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the Corporation is Dril-Quip, Inc. The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on February 26, 2018.

SECOND: The Amendment set forth in this Certificate of Amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the DGCL.

THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST and replacing it with a new Article FIRST to read in its entirety as follows:

FIRST: The name of the Corporation is Innovex International, Inc. (hereinafter the “Corporation”).

FOURTH: This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of September 6, 2024.

DRIL-QUIP, INC.

By:	/s/ James C. Webster
Name:	James C. Webster
Title:	Vice President, General Counsel and Secretary

[Signature Page to DRQ’s Charter Amendment (Name Change)]